Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-10 (No. 333-276253) and Form S-8 (File No. 333-278648) of Quipt Home Medical Corp. (the Company) of our report dated December 16, 2024, relating to the consolidated financial statements of the Company included in this Annual Report on Form 10-K for the year ended September 30, 2024.

/s/BDO USA, P.C.

Cincinnati, Ohio

December 16, 2024